                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Hollywood Casino Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                         Hollywood Casino Corporation
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2001


To the Stockholders of
 Hollywood Casino Corporation

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hollywood Casino Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 31st day of May 2001, at 10:30 a.m. (local time) for the following purposes:

     1. To elect two (2) directors to hold office until their respective successors have been duly elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as the independent public accountants of the Company for fiscal year 2001.

     3. To transact any and all other business that may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 11, 2001 as the Record Date to determine which stockholders are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. THE COMPANY WILL RETURN YOUR PROXY TO YOU IF YOU ATTEND THE ANNUAL MEETING AND REQUEST THAT IT BE RETURNED OR IF YOU REQUEST THAT IT BE RETURNED AS DESCRIBED ON THE NEXT PAGE. YOUR PROMPT RESPONSE WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                                    BY ORDER OF THE BOARD OF DIRECTORS,

                                     William D. Pratt, Secretary

Dallas, Texas
April 27, 2001

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                              Dallas, Texas 75240

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 31, 2001

                    SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Hollywood Casino Corporation (the "Company") on or about April 27, 2001, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 31, 2001 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting.

     The accompanying Proxy form is designed to permit you, as a holder of the Company's voting common stock ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When your executed and dated proxy card specifies a choice with respect to a voting matter, your shares will be voted accordingly. If you do not specify a choice, the Proxy will be voted by those persons named in the Proxy at the Annual Meeting FOR the election of the nominees specified under the caption "Election of Directors" in Proposal 1 and FOR the action specified in Proposal 2.

     The Company encourages you to attend its annual meeting. Mailing your Proxy does not prevent you from voting in person if you so desire. Any stockholder of the Company completing a Proxy has the right to revoke his or her Proxy at any time prior to the voting. Revocation of your proxy may be done either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240. No revocation will be effective, however, unless it is received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone or other electronic means. Officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed Proxy form and any additional material as well as the cost of forwarding solicitation material to the beneficial owners of stock and other solicitation costs will be paid for by the Company.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

     1. The election of two (2) directors to hold office until their respective successors have been duly elected and qualified.

     2. Ratification of the appointment of Deloitte & Touche as the independent public accountants of the Company for fiscal year 2001.

     3.   Any other matters as may properly come before the meeting.

                   VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

General

     The Board of Directors of the Company has fixed the close of business on April 11, 2001 as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment. On the Record Date there were 24,996,676 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of record of the Company's Common Stock as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to approve any proposal. The inspectors of election will treat any shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote ("broker non-votes") as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Broker non-votes will have no effect on determining the outcome of the election of directors or the proposal to ratify the appointment of the accountants.

     All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

Regulation

     Holders of Class A Common Stock may be subject to certain regulatory restrictions on ownership. The Illinois Gaming Board, Mississippi Gaming Commission and Louisiana Gaming Control Board may require persons holding Class A Common Stock to be investigated and licensed or found suitable to hold such stock. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold Class A Common Stock or may require regulatory approval. Finally, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding a total of more than 25% of the outstanding shares of Class A Common Stock. A holder of Class A Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Class A Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value as defined in the Company's Certificate of Incorporation.

Security Ownership of Certain Beneficial Owners

     Based on filings with the Securities and Exchange Commission, the Company is not aware of anyone other than certain directors of the Company who beneficially owned more than 5% of the outstanding Common Stock as of the Record Date.

Security Ownership of Management

     The following table presents the number of shares of Common Stock beneficially owned by each director and executive officer named under the caption "Remuneration of Directors and Executive Officers" and by all current directors and named officers of the Company as a group as of the Record Date:

                                           Shares of
                                         Percentage of
                                          Common Stock   Outstanding
                                          Beneficially      Common
Beneficial Owner                           Owned (a)        Stock
----------------                         --------------  ------------
Jack E. Pratt..................             8,697,777 (b)     33.6%
Edward T. Pratt, Jr............             1,102,544          4.4%
William D. Pratt...............             1,391,947 (c)      5.6%
Edward T. Pratt III............             3,292,525 (d)     12.7%
Paul C. Yates..................               297,000 (e)      1.2%
Theodore H. Strauss............               108,500 (f)        *
James A. Colquitt..............                37,500 (f)        *
Oliver B. Revell III...........                25,000 (f)        *
All directors and officers as
  a group (11 individuals).....            15,024,653 (g)     55.5%

____________________________

*    Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) Beneficial ownership is attributable to the following: (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,642,001 shares (6.6%) of the outstanding stock of the Company, (ii) the MEP Family Partnership and the CLP Family Partnership, both Texas general partnerships for which Mr. Pratt is the Managing General Partner, own 14,000 and 7,000 shares, respectively, less than 1% of the outstanding stock of the Company, (iii) adult children of Mr. Pratt and certain family trusts own 1,103,932 shares (4.4%) of the outstanding stock of the Company which are subject to a proxy giving him the right to vote such shares and which prohibit the transfer of such shares without his approval, (iv) Mr. Pratt serves as successor trustee for certain other family trusts which own 22,600 shares (less than 1%) of the outstanding Common Stock of the Company and (v) Mr. Pratt holds 975,136 shares (3.9%) of the outstanding Common Stock of the Company as custodian for his minor children. Also includes options to purchase 925,000 shares of Common Stock of the Company exercisable within 60 days under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan").

(c) Beneficial ownership is attributable to the following: (i) adult children of Mr. Pratt own 381,088 shares (1.5%) of the outstanding stock of the Company which are subject to a proxy giving him the right to vote such shares and which prohibit the transfer of such shares without his approval and (ii) the WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 200,294 shares, less than 1% of the outstanding stock of the Company. Also includes options to purchase 3,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(d) Beneficial ownership is attributable to 1,438,812 shares (5.8%) of the outstanding stock of the Company owned of record by siblings of Mr. Pratt which are subject to a proxy giving him the right to vote such shares and which prohibit the transfer of such shares without his approval. Also includes options to purchase 920,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(e) Includes options to purchase 137,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(f) Includes 5,000 shares, 27,500 shares and 22,500 shares of Common Stock of the Company for Messrs. Strauss, Colquitt and Revell, respectively, subject to options exercisable within 60 days of the date hereof under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan").

(g) Includes 2,080,000 shares of Common Stock of the Company subject to options exercisable within 60 days.

                             ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors will have at least three (3) members and that the number of directors may be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7). The Board of Directors is divided into three classes of approximately equal size, and directors are elected for staggered three-year terms. The class standing for re-election at the Company's annual stockholders meeting in 2001 consists of Edward T. Pratt, Jr. and William D. Pratt; the 2002 class consists of Jack E. Pratt, Edward T. Pratt III and Theodore H. Strauss and the 2003 class consists of James A. Colquitt and Oliver B. Revell III.

     Unless otherwise directed, the persons appointed by your Proxy will vote your shares for the election of the nominees listed in the table below as directors of the Company:

                                  Year First
                                   Became a
     Name and Age                  Director             Present Offices Held in the Company
     ------------                 ----------            -----------------------------------
Edward T. Pratt, Jr. (77)            1990               Vice President, Treasurer and Director

William D. Pratt (72)                1990               Executive Vice President, Secretary,
  General Counsel and Director

     The Board of Directors does not believe that any of the nominees for director will refuse or be unable to accept election or be unable to serve as a director of the Company. Should any nominee become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons appointed by your Proxy will vote your shares for the election of other individual(s) that may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his successor has been elected and qualified.

Business Experience for Past Five Years

     The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the
Company:

     Edward T. Pratt, Jr. has held his positions with the Company since 1990 and has served for more than five years as Treasurer and Vice Chairman of the Board of Directors of Greate Bay Casino Corporation ("Greate Bay"). Prior to 1997, Greate Bay was an approximately 80%-owned subsidiary of the Company and continues to be approximately 36%-owned by members of the Pratt family. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Vice Chairman of the Board of Directors of GB Holdings, Inc. ("Holdings") and GB Property Funding Corp.("GB Funding") and as a director of Greate Bay Hotel and Casino, Inc. ("GBHC"). On January 5, 1998, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt was elected Chief Financial Officer, Principal Accounting Officer and a director of Pratt Casino Corporation ("PCC"), PRT Funding Corp. ("PRT Funding") and New Jersey Management, Inc. ("NJMI") on January 2, 1998 and served in such positions at the time of the filings by these Greate Bay subsidiaries of petitions for relief under Chapter 11 of the United States Bankruptcy Code on May 25, 1999. He also served as Vice Chairman of the Board of Directors of PCC and PRT Funding from September 1993 to January 1, 1998 and as Executive Vice President, Treasurer and a director of NJMI for more than five years prior to January 1, 1998. Mr. Pratt also served as Vice President, Treasurer and a director of Pratt Hollywood, Inc. ("PHI") and as a director of BPHC Acquisition, Inc. ("Acquisition") and BPHC Parking Corp. ("Parking") prior to his resignation from such positions in July 2000. On June 30, 2000, these three Greate Bay subsidiaries filed petitions for liquidation under Chapter 7 of the United States Bankruptcy Code.

     William D. Pratt has held his positions with the Company since 1990 and has served as Executive Vice President, Secretary, General Counsel and a director of Greate Bay for more than five years. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Executive Vice President, General Counsel and Secretary of Holdings and GB Funding and as a director of GBHC. On January 5, 1998, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt also served until his resignation from such positions in January 1998 as Executive Vice President, Secretary, General Counsel and a director of PCC and PRT Funding and as Vice President, Secretary and a director of NJMI. On May 25, 1999, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt also served as Vice President, Secretary and a director of PHI and as a director of Acquisition and Parking for five years and as Secretary of Acquisition and Parking since June 1998 until his resignation from such positions in July 2000. On June 30, 2000, these three Greate Bay subsidiaries filed petitions for liquidation under Chapter 7 of the United States Bankruptcy Code.

Required Vote

     Assuming the presence of a quorum, the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, either in person or by proxy, at the Annual Meeting must vote in favor in order to elect a director. The Directors have informed the Company that they intend to vote all of their shares of Common Stock in favor of the nominees, and, because the Directors own or beneficially own 54.5% of the outstanding Common Stock, election of the nominees is assured.

Recommendation

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

Board Meetings and Committees

     Non-employee directors of the Company receive an annual fee of $50,000 for service on the Board of Directors and, effective May 1, 2000, a fee of $1,000 for each committee meeting they attend. They also receive stock option grants described under the caption "Remuneration of Directors and Executive Officers - Stock Option Plans - The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan" below. The Board of Directors of the Company held four meetings during the year ended December 31, 2000. All directors attended at least 75% of meetings of the Board of Directors and its committees for which they were eligible to serve.

     The Board of Directors of the Company has Audit, Compensation and Stock Option Committees. The Board of Directors does not have a nominating committee and the entire Board of Directors functions in this capacity. The Board of Directors will consider nominees recommended by a stockholder. The Company's Amended and Restated Certificate of Incorporation provides that a stockholder may nominate a director at the Annual Meeting if written notice is delivered to the Company by the tenth day following the date the Notice of the Annual Meeting was mailed.

     The Board of Directors also establishes special committees on an as needed basis. The Board of Directors established a Year 2000 Committee consisting of Edward T. Pratt, Jr. and various officers and employees of the Company to monitor and advise the Board of Directors with respect to issues surrounding year 2000 readiness. The Year 2000 Committee, or its subcommittees, met twice during 2000.

     Audit Committee. The Audit Committee is responsible, among other things, to (1) monitor the integrity of the Company's financial reporting process (including the overview of any financial reports or other financial information provided by the Company to any governmental or regulatory body, the public or others users thereof) and systems of internal controls regarding finance, accounting, legal and regulatory compliance; (2) monitor the independence and performance of the Company's independent auditors and their audit of the Company's financial statements and internal auditing department; (3) provide an avenue of communication among the independent auditors, the management, the internal auditing department and the Board of Directors of the Company; (4) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; and (5) report to the Board of Directors and take action on such matters as the Board of Directors may direct it to take. For the period from January 1, 2000 until March 17, 2000, the Audit Committee was comprised of James
A. Colquitt, Oliver B. Revell III and Edward T. Pratt, Jr. Effective March 17, 2000, Theodore H. Strauss replaced Edward T. Pratt, Jr. on the Audit Committee. Accordingly, the Audit Committee is now comprised entirely of independent directors of the Company. The audit committee met five times during 2000. The Audit Committee operates under a written charter adopted by the Board of Directors on March 17, 2000, a copy of which was filed in last year's Proxy Statement. The report of the Audit Committee appears in this Proxy Statement on page 24.

     Compensation Committee. The Compensation Committee of the Board of Directors is responsible for reviewing the compensation of the Company's executive officers. For the period from January 1, 2000 until March 17, 2000, the Compensation Committee was comprised of William D. Pratt, James A. Colquitt and Theodore H. Strauss. Effective March 17, 2000, William D. Pratt resigned from the Compensation Committee. The Compensation Committee met three times during 2000. The report of the Compensation Committee appears in this Proxy Statement beginning on page 16.

     Stock Option Committee. The Stock Option Committee of the Board of Directors is responsible for reviewing grants of stock options to key officers and employees of the Company. The Stock Option Committee is comprised of Oliver
B. Revell III and James A. Colquitt. The Stock Option Committee met three times during 2000.

Family Relationships.

     Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers. Edward T. Pratt III, President and Chief Operating Officer of the Company, is the son of Edward T. Pratt, Jr. There are no other family relationships between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

Certain Relationships

     See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                  MANAGEMENT

     Certain information is set forth below concerning the directors, executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

             Name                       Age                      Position
             ----                       ---                      --------
Jack E. Pratt (1)..................     74        Chief Executive Officer and Chairman of the Board of Directors of the Company

Edward T. Pratt, Jr. (2)...........     77        Vice President, Treasurer and Vice Chairman of the Board of Directors of the
                                                  Company

William D. Pratt (2)...............     72        Executive Vice President, Secretary, General Counsel and Director of the Company

Edward T. Pratt III (3)............     45        President, Chief Operating Officer and Director of the Company

James A. Colquitt (4)..............     82        Director of the Company

Theodore H. Strauss (5)............     76        Director of the Company

Oliver B. Revell III (6)...........     62        Director of the Company

Paul C. Yates (7)..................     39        Executive Vice President and Chief Financial Officer of the Company

Charles F. LaFrano III (8).............      46        Vice President of Finance of the Company

Walter E. Evans (9)....................      37        Vice President, Deputy General Counsel and Assistant Secretary

____________________________

(1) Jack E. Pratt has been Chief Executive Officer and Chairman of the Board of the Company since 1993. From 1990 to May 1995, he also served as President of the Company. Mr. Pratt also served as Chairman of the Board and Chief Executive Officer of Greate Bay, Holdings and GBHC and as Chairman of the Board, President and Chief Executive Officer of GB Funding until his resignation from such positions on January 2, 1998. On January 5, 1998, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt served until his resignation from such positions in January 1998 as Chairman of the Board and Chief Executive Officer of PCC, Chairman of the Board, President and Chief Executive Officer of PRT Funding and Chairman of the Board and President of NJMI. On May 25, 1999, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Mr. Pratt also served as President and a director of PHI, Acquisition and Parking prior to his resignation from such positions in July 2000. On June 30, 2000, these three subsidiaries of Greate Bay filed petitions for liquidation under Chapter 7 of the United States Bankruptcy Code.

(2) See "Election of Directors - Business Experience for Past Five Years" for certain information with respect to Edward T. Pratt, Jr. and William D. Pratt.

(3) Edward T. Pratt III has served on the Board of Directors of the Company since 1992. From 1992 to July 1993, he served as Vice President of the Company; from July 1993 to May 1995, he served as Executive Vice President of the Company; and in May 1995, Mr. Pratt was elected President and Chief Operating Officer of the Company. Mr. Pratt served as Executive Vice President-Development and Corporate Affairs of Greate Bay for more than five years until November 1995 when he was elected President and Chief Operating Officer. He also served until his resignation from such positions on January 2, 1998 as President, Chief Operating Officer and a director of Holdings, as Executive Vice President and a director of GB Funding and as a director of GBHC. On January 5, 1998, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt was elected Executive Vice President and Secretary of PCC, PRT Funding and NJMI on January 2, 1998 and served in such positions at the time of the filings by these Greate Bay subsidiaries of petitions for relief under Chapter 11 of the United States Bankruptcy Code on May 25, 1999. He also served as President, Chief Operating Officer and a director of PCC and as Executive Vice President and a director of PRT Funding from September 1993 to January 1, 1998. Mr. Pratt also served as Vice President and Assistant Treasurer of PHI prior to his resignation from such positions in July 2000. On June 30, 2000, PHI filed a petition for liquidation under Chapter 7 of the United States Bankruptcy Code.

(4) James A. Colquitt is self-employed as an insurance consultant and was elected to the Board of Directors of the Company in December 1995. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based in Marietta, Georgia. From 1986 until November 1995, Mr. Colquitt served on the Board of Directors of Greate Bay, which at that time was known as Pratt Hotel Corporation.

(5) Theodore H. Strauss has served on the Board of Directors of the Company since 1993. Mr. Strauss has been a Senior Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for more than five years. Bear, Stearns & Co. served as an underwriter with respect to the Company's May 1999 offering of its 11 1/4% Senior Secured Notes due in 2007 and

     Floating Rate Senior Secured Notes due in 2006 and was an initial purchaser of the 13% First Mortgage Notes, with contingent interest, issued in August 1999 by Hollywood Casino Shreveport (the "Shreveport Partnership"), an effectively 100%-owned partnership which developed, constructed and owns a dockside casino and hotel complex in Shreveport, Louisiana (the "Shreveport Casino"). He also serves on the Board of Directors and is Chairman of the Executive Committee of Texas Capital Bankshares and serves on the Boards of Directors of Clear Channel Communications, Inc. and Sizeler Property Investors, Inc.

(6) Oliver B. Revell III was elected to fill an existing vacancy on the Board of Directors on September 12, 1997. Mr. Revell has been President of Revell Group International, Inc., a security consulting business, since September 1994. From May 1991 until September 1994, Mr. Revell was a Special Agent in Charge for the Federal Bureau of Investigation.

(7) Paul C. Yates has served as Executive Vice President and Chief Financial Officer of the Company since May 1998. Prior to August 1997, Mr. Yates served as managing director with Bear, Stearns & Co. Inc. for a period of more than five years. Bear Stearns & Co. served as an underwriter with respect to the Company's May 1999 offering of its 11 1/4% Senior Secured Notes due in 2007 and Floating Rate Senior Secured Notes due in 2006 and was an initial purchaser of the Shreveport Partnership's 13% First Mortgage Notes, with contingent interest, issued in August 1999.

(8) Charles F. LaFrano III has served as Vice President of Finance of the Company since 1994 and has served as Vice President of Greate Bay for more than five years. Mr. LaFrano also served until his resignation from such positions on January 2, 1998 as Vice President and Assistant Secretary of Holdings and GB Funding. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. LaFrano served until his resignation from such positions in January 1998 as Vice President and Assistant Secretary of PCC and PRT Funding. On May 25, 1999, PCC and PRT Funding filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(9) Walter E. Evans has served as Vice President, Deputy General Counsel and Assistant Secretary of the Company since May 2000 . From July 1995 until May 2000, Mr. Evans held the position of Associate General Counsel with the Company.

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely on reviews of these filings furnished to the Company during the year ended December 31, 2000 and through March 31, 2001, the Company has determined that Theodore H. Strauss was late once in the filing of a statement of change in beneficial ownership involving six transactions.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 2000, 1999 and 1998.

                                                                                      Long-Term
                                                       Annual Compensation          Compensation
                                               ----------------------------------
                                                                     Other Annual      Awards/          All Other
   Name and Principal Position        Year     Salary      Bonus     Compensation      Options       Compensation (1)
   ---------------------------        ----     ------      -----     ------------      -------       ---------------
Jack E. Pratt (2)                     2000    $710,000    $504,945     $     -          125,000              $ 4,250
  Chief Executive                     1999     645,000     284,749           -          450,000               29,610
  Officer and Chairman of the         1998     643,729     170,208           -          150,000               19,270
  Board of the Company

Edward T. Pratt III (2)               2000     486,162     355,579           -          100,000                4,250
  President and Chief Operating       1999     425,000     284,749           -          450,000                4,000
  Officer of the Company              1998     423,860     170,208           -          150,000                4,000

Edward T. Pratt, Jr. (2)              2000     351,000     105,894           -                -                4,250
 Vice President, Treasurer and        1999     325,000     122,145           -                -                4,000
 Vice Chairman of the Board of        1998     323,425      73,012           -                -                4,000
  the Company

William D. Pratt (2)                  2000     319,000     105,894           -           15,000                4,250
 Executive Vice President,            1999     295,000     122,145           -                -               16,815
 Secretary and General Counsel        1998     293,373      73,012           -                -               11,240
 of the Company

Paul C. Yates (3)                     2000     275,000     167,200      53,750           50,000                4,250
  Executive Vice President and        1999     250,000     114,510           -           50,000                1,442
  Chief Financial Officer of the      1998     164,113      75,000           -          150,000                    -
   Company

________________________________

(1) Includes matching contributions by the Company to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amounts set forth above for Jack E. Pratt and William D. Pratt for 1999 and 1998 also include pension benefit accruals on their behalf. See also "Employment Contracts" below.

(2)   Jack E. Pratt held and Edward T. Pratt, Jr., William D. Pratt and Edward
      T. Pratt III concurrently hold the positions as officers of Greate Bay described under the caption "Management." Through September 1998, Greate Bay reimbursed the Company in accordance with overhead allocation agreements for that portion of salary, bonus and other compensation which related to services provided to Greate Bay. Effective October 1, 1998, Greate Bay pays HCC a monthly services fee which approximates its portion of shared overhead costs (see "Transactions with Management").

(3) Mr. Yates began his employment in May 1998 and, therefore, the amounts reflected above with respect to 1998 represent only the period from the commencement of his employment through the end of that year. Other annual compensation during 2000 reflects the difference on the date Mr. Yates exercised certain stock options between the fair market value of the Common Stock of the Company acquired and the exercise price of the stock options.

Option Grants in Last Fiscal Year

     The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to the named executive officers. No grants of stock options under the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") were made to the named executive officers during the fiscal year ended December 31, 2000.

                                              Option Grants in Last Fiscal Year
                                                      Individual Grants
                             --------------------------------------------------------------------
                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                                             % of Total                                             Annual Rates of Stock
                                              Options                     Market                     Price Appreciation
                              Options/       Granted to      Exercise    Price on                      for Option Term
                                SAR's        Employees        or Base     Date of      Expiration  ----------------------
      Name                   Granted (a)   in Fiscal Year      Price       Grant          Date         5%          10%
      ----                   ---------     --------------      -----       -----          ----     ---------   ----------
Jack E. Pratt                 125,000            33.5          $5.06        $5.06          5/5/10   $397,972   $1,008,540
Edward T. Pratt III           100,000            26.8           5.06         5.06          5/5/10    318,378      806,832
Edward T. Pratt, Jr.                -               -              -            -               -          -            -
William D. Pratt               15,000             4.0           5.06         5.06          5/5/10     47,757      121,025
Paul C. Yates                  50,000            13.4           5.06         5.06          5/5/10    159,189      403,416

_____________________

(a) Options were granted "at market" on the date of grant and become exercisable at the rate of 20% annually each May 5 beginning May 5, 2001.

Option Exercises and Holdings

     The following table provides information, with respect to the named executive officers, concerning options outstanding under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            1992 PLAN AND 1996 PLAN
                            -----------------------

                                                                                                      Value of Unexercised
                                                                                                    In-the-Money Options at
                                                                                                    FY-End (Market Price of
                                         Value Realized             Number of Unexercised            Shares at FY-End ($9.25)
                            Shares      (Market Price at              Options at FY End                Less Exercise Price)
                           Acquired       Exercise Less          -----------------------------    --------------------------
         Name            on Exercise     Exercise Price)         Exercisable     Unexercisable    Exercisable  Unexercisable
         ----            -----------    ----------------         ------------    -------------    -----------  -------------
Jack E. Pratt.........             -    $             -          900,000         125,000          $  6,609,375  $    523,438
Edward T. Pratt III...             -                  -          900,000         120,000             6,609,375       418,750
Edward T. Pratt, Jr...             -                  -                -               -                     -             -
William D. Pratt......             -                  -                -          15,000                     -        62,813
Paul C. Yates.........        10,000             53,750           94,000         146,000               696,875       934,063

     On June 19, 1998, the Board of Directors of the Company approved the repricing of all options granted to non-employee directors of the Company prior to January 1, 1998. The exercise price on such options was reset at $1.75 per share, the market value of the Company's stock at the date of the repricing.
All of the options repriced remained fully vested. The following table presents certain information concerning the repricing of options to all executive officers and directors of the Company since its inception.

                        TEN YEAR OPTION REPRICING TABLE

                                                                                                 Length of
                                         Number of                                               Original
                                        Securities    Market Price   Exercise                   Option Term
                             Date       Underlying      of Stock     Price at        New         Remaining
                              of          Options        at Time      Time of      Exercise     at Date of
        Name               Repricing     Required     of Repricing   Repricing      Price        Repricing
--------------------       ---------     --------    ------------    --------       -----        ---------
James A. Colquitt           6/19/98        10,000       $1.75         $6.25         $1.75        8 yr.
James A. Colquitt           6/19/98         2,500        1.75          3.88          1.75        8 yrs., 7 mo.
Theodore H. Strauss         6/19/98        10,000        1.75          6.25          1.75        8 yr.
Theodore H. Strauss         6/19/98         2,500        1.75          3.88          1.75        8 yr., 7 mo.
Oliver B. Revell III        6/19/98        10,000        1.75          2.81          1.75        9 yr., 3 mo.

Employment Contracts and Change-in-Control Arrangements

     Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board, Vice President and Treasurer of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with the Company and have provided services to Greate Bay under intercompany service and allocation agreements ratified by the non-interested directors of the respective Boards of Directors. Their employment contracts were executed during October 1989 and originally expired on September 30, 1992, but have subsequently been extended by amendment through December 31, 2003 with respect to Jack E. Pratt and to December 31, 2002 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to Greate Bay continue to be provided pursuant to intercompany service agreements. The terms of the employment contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to the Company. Upon expiration of the consulting term, each will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

     The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. In addition, each participates in Company incentive bonus plans. Compensation under the consulting and pension benefit provisions of the employment contracts is based on 75% of the average of the three highest annual salaries earned during the employment term of the contract. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $516,000, $257,000 and $233,000, respectively. The death benefit is based on 50% of the highest annual salary earned during the employment term.
The death benefit will be paid annually to a designated beneficiary for a period of ten years after death.

     Edward T. Pratt III, President and Chief Operating Officer of the Company, is under an employment contract dated as of January 1, 2000 in such capacities continuing through December 31, 2003 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 2000 of $468,000, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. In addition, Mr. Pratt participates in Company incentive bonus plans. In the event of a change in control of the Company, the agreement provides that if Mr. Pratt's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or three times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

     Paul C. Yates, Executive Vice President and Chief Financial Officer of the Company, serves in such positions under an employment contract dated as of January 1, 2000 and continuing, unless sooner terminated, until December 31, 2002. The terms of Mr. Yates' agreement provides for a minimum annual base compensation of $275,000 during 2000, increasing to $300,000 effective January 1, 2001 for the remainder of the term of the contract. In addition, Mr. Yates participates in Company incentive bonus plans; however, the employment agreement provides for a minimum annual bonus of $75,000. In the event of a change in control of the Company, the agreement provides that if Mr. Yates' employment were to be terminated, he would receive the remaining compensation and minimum bonus under his employment agreement payable in a lump sum or in equal monthly installments over the applicable period.

Stock Option Plans

     The Hollywood Casino Corporation 1996 Long-Term Incentive Plan.  During
     --------------------------------------------------------------
1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan"). The Company has reserved 3,000,000 shares of its Class A Common Stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Internal Revenue Code and restricted stock awards (collectively, "awards") to employees of the Company and its subsidiaries.

     Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a Committee of the Board of Directors of the Company. However, any Common Stock acquired as a result of an award to a director, executive officer or 10% or greater stockholder of the Company must be held by that participant for at least six months from the date of the award, unless the Committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100% (or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of the outstanding Common Stock of the Company) of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise.

     No participant in the 1996 Plan may receive awards during any fiscal year covering an aggregate of more than 500,000 shares of Common Stock. The grant of incentive stock options is also subject to a $100,000 calendar year limit. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will, by the laws of descent and distribution, or as otherwise allowed by the 1996 Plan. The 1996 Plan also provides that in the event of a "Change in Control", as such term is defined in the 1996 Plan, all unmatured installments of awards will become fully accelerated and exercisable in full.

     The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan.
     ----------------------------------------------------------------------
During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan"). The Company has reserved 200,000 shares of its Class A Common Stock for grants of nonqualified stock options to directors who are not employees of the Company ("outside directors") in order to attract and retain such individuals and encourage their performance. The number of shares of Class A Common Stock reserved for grants under the Directors' Plan was increased from 150,000 shares effective as of August 15, 2000.

     Under the Directors' Plan, an option to purchase 10,000 shares of Common Stock was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director subsequent to adoption of the Directors' Plan automatically receives an option to purchase 10,000 shares on the date that person becomes a director. The Directors' Plan was amended as of August 15, 2000 to provide that outside directors receive a nonqualified option to purchase 5,000 shares of Common Stock on January 15 of each year. Prior to this amendment, outside directors received a nonqualified option to purchase 2,500 shares of Common Stock each January 15. In connection with the amendment to the Directors' Plan an additional nonqualified option to purchase 2,500 shares was granted to the outside directors on August 15, 2000. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of Common Stock of the Company based on the market value of the Common Stock as of the end of the period for which such fee applies. Common Stock received in lieu of a retainer fee is fully vested upon receipt.

     Options granted under the Directors' Plan extend for ten years from and may be exercised at any time after the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after such termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after such retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will, by the laws of descent and distribution, or as otherwise allowed by the Directors' Plan.

     The 1992 Hollywood Casino Corporation Stock Option Plan.  During 1992, the
     -------------------------------------------------------
Company reserved 1,197,000 shares of Class B Common Stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") for its key executives. After the consummation of the Company's initial public offering in June 1993 all stock options outstanding under the 1992 Plan became exercisable for Class A Common Stock and any options granted under the 1992 Plan after that date are to purchase Class A Common Stock.

     Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with the Company is terminated for cause (as defined in the 1992 Plan), the options held by that participant shall automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to qualified domestic relations order. The 1992 Plan provides that if any person or group (other than certain members of the Pratt family) becomes the beneficial owner of 51% or more of the total voting power of each class of the Company's capital stock (subject to certain exceptions), the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Company's Common Stock at the time the option was granted. The exercise price of options granted under the Company Plan may be paid in cash or in shares of Class A Common Stock valued at fair market value on the date of exercise.

Employee Retirement Savings Plan

     During 1993, the Company adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan (the "Savings Plan"), a qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

     The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $582,000 for the year ended December 31, 2000.

Compensation Committee Interlocks and Insider Participation

     During 2000, the Compensation Committee of the Board of Directors of the Company was comprised of James A. Colquitt, Theodore H. Strauss and, for the period prior to March 17, 2000, William D. Pratt. Mr. Pratt, who also serves as an executive officer of the Company and as an executive officer and director of Greate Bay resigned from the Compensation Committee effective March 17, 2000. Mr. Strauss is senior managing director of Bear, Stearns & Co. Inc. Bear, Stearns & Co. served as an underwriter with respect to the Company's May 1999 offering of its 11 1/4% Senior Secured Notes due in 2007 and Floating Rate Senior Secured Notes due in 2006 and was an initial purchaser of the Shreveport Partnership's 13% First Mortgage Notes, with contingent interest, issued in August 1999.

                     REPORT OF THE COMPENSATION COMMITTEE

                      Compensation Committee of the Board

     The Compensation Committee is currently composed of Messrs. James A. Colquitt and Theodore H. Strauss who are non-employee, independent members of the Board of Directors. Although Mr. William D. Pratt, Executive Vice President, General Counsel, Secretary and Director of the Company, was formerly a member of the Compensation Committee until his resignation on March 17, 2000, he disqualified himself and did not consider or vote on the adoption of stock option plans or executive incentive compensation plans or the making of compensation decisions affecting Messrs. Jack E. Pratt, Edward T. Pratt, Jr. or Edward T. Pratt III or himself while he was a member of the Compensation Committee.

     The overall goal of the Compensation Committee is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other recommendations for executives, evaluates the performance of executives and considers other matters.

      Compensation Policy and Objectives of Hollywood Casino Corporation

     The Compensation Committee believes that the Company's continued growth in the casino industry is directly attributable to the caliber and commitment of its officers, senior management and key operational managers. Attracting and retaining executives capable of sustaining and managing the Company's growth over the long term are fundamental to building stockholder value and are among the Company's highest priorities.

     As a reflection of such high priority, the Company retained the Performance and Compensation Management Consulting Practice of KPMG Peat Marwick ("KPMG") in 1995 and 1996 to conduct a review and analysis of the Company's executive compensation policy and provide the Company with recommendations for such policy (the "KPMG Report"). The recommendations of KPMG contained in the KPMG Report affirmed the Company's policy that executive compensation should consist of three components: (1) a base salary commensurate with each executive's respective scope of responsibilities and level of personal performance and competitive with the base salary offered to executives of similar caliber and responsibilities in comparable gaming companies and other relevant industries;
(2) an annual incentive compensation program rewarding exceptional financial and operational performance as measured against predetermined criteria and taking into account prevailing operational, financial, competitive, regulatory and other constraints; and (3) a stock option program tying executive compensation to long-term share price appreciation.

     At the direction of the Compensation Committee, the Company retained HVS Executive Search ("HVS") in November 1999 to undertake a review of the compensation levels of executives of the Company in comparison to the compensation levels of other gaming companies similar to the Company in size, revenues and market competitiveness. HVS is widely recognized as a leader in providing human resource consulting to the gaming industry and has access to data on compensation paid to management of numerous companies in the gaming industry. HVS rendered a report to the Company (as updated in early 2000, the "HVS Report") on the annual base salary, bonuses and long-term incentives paid or granted (and proposed to be paid or granted) to executives of the Company relative to the annual base salary, bonuses and long-term incentives paid or granted to executives in similar positions with peer group companies.

             Compensation Programs of Hollywood Casino Corporation

     Base salaries and adjustments to base salaries of executives of the Company are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing management training and development; improving quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     The 2000 executive incentive compensation plan of the Company (the "2000 Incentive Compensation Plan"), which was previously approved by the independent members of the Compensation Committee, promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The 2000 Incentive Compensation Plan provides that a bonus will be awarded to certain key executives of the Company and its subsidiaries designated by management if certain specific pre-determined Company or business unit financial goals set by management at the beginning of the fiscal year 2000 are achieved by such executives during the fiscal year 2000. Notwithstanding the foregoing, (1) except as provided in items (2) and (3) below, no bonus payouts will be made under the 2000 Incentive Compensation Plan if any minimum threshold performance goal set by management is not achieved (it being understood that management will set no targets or goals and make no bonus payouts in 2000 for achieving levels of Earnings Before Interest, Taxes, Depreciation and Amortization below minimum levels determined upon prior performance criteria and, if necessary, adjusted for extraordinary items in the current period), (2) the Compensation Committee may award a bonus to a participant in the 2000 Incentive Compensation Plan in an amount not to exceed 25% of annual base salary if the performance goal is not met due to circumstances beyond the reasonable control of such participant and the Compensation Committee determines that such a bonus is merited, (3) the Chairman of the Board and Chief Executive Officer and/or the President and Chief Operating Officer of the Company may recommend to the Compensation Committee, and the Compensation Committee may award, a discretionary bonus to a participant in the Plan based upon such participant's contributions on significant special projects and (4) the bonuses of certain employees of the Company and its subsidiaries within the construction department have been established based on the performance and contribution of such individuals relative to the successful and timely completion of specific major construction projects vital to the strategic business plan of the Company. The targets established in the 2000 Incentive Compensation Plan are considered by the Compensation Committee to be achievable, but to require stretch performance from each executive.

     Long-term incentives are provided to executives pursuant to the Company's stock option plans. In 1996 the Board of Directors of the Company adopted, and the stockholders of the Company ratified, the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (as amended, the "1996 Long-Term Incentive Plan"). The 1996 Long-Term Incentive Plan is administered by a committee (the "Plan Committee") consisting of Messrs. James A. Colquitt and Oliver B. Revell III. Each member of the Plan Committee is a nonemployee, independent member of the Company's Board of Directors. The purpose of the 1996 Long-Term Incentive Plan is to attract and retain key executives by the grant of awards to such executives (such as stock options and restricted stock) which provide them with proprietary interest in the Company which will only appreciate in value if the price of the stock of the Company increases. The Plan Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of performance. Long-term incentive award guidelines have been developed based on the same method used in establishing bonus award guidelines. Practices of comparable companies have been adapted for use at the Company with the actual percent granted varying by position within the Company.

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation program provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

                       Recent Decisions on Compensation

Employment Agreement of Chief Executive Officer

     Mr. Jack E. Pratt is Chairman of the Board and Chief Executive Officer of the Company pursuant to an employment agreement dated as of September 21, 1989, as amended (the "Employment Agreement"), which the Company assumed effective as of January 1, 1996 and which is described in the Company's Form 10-K for the fiscal year ended December 31, 2000. The expiration date of the Employment Agreement is December 31, 2003.

Recent Compensation Actions

     In light of previous decisions of the Board of Directors of the Company and its Compensation Committee, the annual base salary of Mr. Pratt under the Employment Agreement was set at $645,000 effective as of January 1, 1996 and remained at that level through December 31, 1999. The independent members of the Compensation Committee approved an increase in the annual base salary of Mr. Pratt from $645,000 to $710,000 effective as of January 1, 2000, based on a review of the duties and responsibilities of Mr. Pratt and his contributions to the Company, taking into account cost of living changes and based on the information provided by HVS in the 1999 HVS Report that the annual base salary of Mr. Pratt, as so adjusted, was in line with the market.

     Based on the computation of the 2000 operating results of the Company and the application of the methodology of the 2000 Incentive Compensation Plan to such 2000 operating results, and in reliance on information provided by HVS in the HVS Report which indicated that such bonus payout was consistent with peer group norms, the Compensation Committee awarded a bonus to Mr. Jack E. Pratt in the amount of $504,945 on March 8, 2001.

     Furthermore, in order to encourage long-term performance, and in reliance on information provided by HVS in the HVS Report which indicated that such stock option grant was consistent with peer group norms, the Plan Committee awarded to Mr. Pratt under the 1996 Long-Term Incentive Plan the grant of a non-qualified stock option to purchase 125,000 shares of the Class A Common Stock of the Company at the fair market value of such stock on May 4, 2000 (i.e., $5.0625 per share).

                       Tax Deductibility Considerations

     Federal income tax legislation has limited the deductibility of certain compensation paid to the Chief Executive Officer and covered employees to the extent the compensation exceeds $1,000,000. Performance-based compensation and certain other compensation, as defined, are not subject to the deduction limitation. It is not currently anticipated that any covered employee could earn annual compensation in excess of the one million dollar definition under existing or proposed compensation plans. The Company continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

     This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                    Compensation Committee


                                    Theodore H. Strauss, Chairman
                                    James A. Colquitt

                            STOCK PRICE PERFORMANCE

     The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for these previous five years. The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).

                         Hollywood Casino Corporation
                            Stock Price Performance
                            (January 1, 1996 = 100)


                                                             Hollywood
                              Equity         Casino            Casino
        Date                  Index          Index          Corporation
--------------------          ------         ------         -----------

January 1, 1996                100.0         100.0             100.0
March 29, 1996                 105.6         122.1              80.9
June 28, 1996                  110.3         138.5             161.8
September 30, 1996             113.8         117.1             114.7
December 31, 1996              122.0         103.2              88.2
March 31, 1997                 123.4          92.8              82.4
June 30, 1997                  144.4         100.4              70.6
September 30, 1997             157.3         118.0              67.6
December 31, 1997              160.8          93.9              43.4
March 31, 1998                 182.2         104.6              44.1
June 30, 1998                  186.3          94.1              44.1
September 30, 1998             165.2          63.0              33.8
December 31, 1998              200.9          67.2              24.3
March 31, 1999                 208.9          87.1              24.3
June 30, 1999                  224.7          97.4              35.3
September 30, 1999             209.9         104.2              58.8
December 31, 1999              246.5         103.4             101.5
March 31, 2000                 256.5          96.8              85.3
June 30, 2000                  246.0         111.5             163.2
September 29, 2000             247.2         134.0             217.6
December 29, 2000              223.7         113.0             217.6

                         TRANSACTIONS WITH MANAGEMENT

Greate Bay

     Greate Bay is approximately 36% owned by the Pratt Family and has a number of officers and directors in common with the Company.

     The Company currently holds deferred interest notes (the "PPI Funding Notes") issued by a subsidiary of Greate Bay which have a final maturity value of approximately $47.6 million. Since obtaining these notes in 1994, the carrying amount of the PPI Funding Notes has been reduced through principal payments, the assignment of a portion of the PPI Funding Notes to Greate Bay (see below) and by the Company's forgiveness of a portion of the notes as a result of the filing for bankruptcy by Greate Bay's most significant operating subsidiary. The Company provided a valuation allowance to fully reserve the PPI Funding Notes as of December 31, 1999. Interest income is no longer recognized by the Company with respect to the PPI Funding Notes. Greate Bay has begun negotiations with the Company to restructure these obligations as well as those described in the following paragraph.

     The Company also previously loaned funds to Greate Bay for various purposes. As of December 31, 2000, the outstanding balance on such borrowings was $5.7 million. Of the amounts borrowed, $250,000 became due on April 1, 1998 for which payment has not been received. The remaining $5.4 million was borrowed from the Company during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Interest receivable in connection with such borrowings amounted to $781,000 at December 31, 2000, net of a valuation allowance of $2.9 million. Interest income is no longer recognized by the Company on such loans. During October 2000, the Company received $900,000 of the outstanding principal balance and agreed to offset an additional $146,000 of principal against certain payables due to Greate Bay while negotiations to restructure the debt continued.

     In 1997, the Company acquired the general partnership interest in Pratt Management L.P. ("PML") from a Greate Bay subsidiary. At that time, PML held the management contract on one of the Company's casinos. The Company issued a five-year note in the original amount of $3.8 million, assigned $7.6 million principal amount of the PPI Funding Notes (see above) and assigned certain accrued interest receivable to the Greate Bay subsidiary in connection with the acquisition. The $3.8 million note, as subsequently amended as of October 12, 1999, provides for monthly installments of $83,000 including interest and additional quarterly principal payments of $21,000 commencing January 1, 2000. The Company and the Greate Bay subsidiary have entered into agreements to defer all payments of principal and interest on the note otherwise due during the period from March 1, 2000 through June 1, 2001 while negotiations continue between the Company and Greate Bay to restructure the indebtedness owed by Greate Bay to the Company (see above). These deferrals do not extend the final maturity of the note or represent a forgiveness of either principal or interest as all past due amounts, if not otherwise restructured, will become due and payable on the extended payment date of July 1, 2001. The outstanding principal balance of the note was $1.9 million at December 31, 2000. The Company incurred interest expense on the note amounting to $266,000 during the year ended December 31, 2000.

     The Company and its subsidiaries share certain general and administrative costs with Greate Bay pursuant to a services agreement. Net allocated costs and fees charged to Greate Bay amounted to $307,000 during the year ended December 31, 2000. A receivable in the amount of $19,000 in connection with such allocated costs and fees was due to the Company at December 31, 2000.

     A subsidiary of Greate Bay provides computer-related, marketing and other administrative services to the Company's casino facilities. The Greate Bay subsidiary entered into new maintenance and service agreements with casino properties operated by the Company in Aurora, Illinois and Tunica County,

Mississippi effective as of January 1, 2000. These agreements provide for an aggregate monthly fee of $26,000 (subject to change upon 60 days written notice) plus additional services at rates charged by the Greate Bay subsidiary to third parties. The agreements have an initial term of one year with automatic renewals unless notice of termination is given. The Company also engaged the Greate Bay subsidiary to install its casino information technology system at the Company's newly constructed Shreveport Casino. The Shreveport Casino also entered into a maintenance and service agreement with the Greate Bay subsidiary as of October 12, 2000 at a monthly fee of $11,000 to commence 90 days after installation of the casino system software. Total billings to the Company and its casinos for such products and services (including the installation project at the Shreveport Casino) amounted to $3.6 million during the year ended December 31, 2000. Payables to the Greate Bay subsidiary at December 31, 2000 totalled $265,000.

Shreveport Partnership

     HWCC-Louisiana, Inc. ("HCL"), a wholly owned subsidiary of the Company, effectively owns 100% of the Shreveport Partnership which owns and operates the Shreveport Casino. The Shreveport Casino opened on December 20, 2000. HCL has a joint venture partner in the Shreveport Partnership which holds a residual interest in the event the project is ever sold amounting to 10% plus any capital contributions made by the joint venture partner to the Shreveport Partnership or otherwise credited to their account.

     In accordance with the amended and restated partnership agreement, HCL loaned $1 million to its joint venture partner which the partner used to make a $1 million capital contribution to the Shreveport Partnership. Interest accrues and is payable monthly at the rate of prime commencing with the opening of the Shreveport Casino. Principal on the loan is payable on the tenth anniversary of the opening of the Shreveport Casino.

     The joint venture partner was also given credit for an additional $1 million capital contribution when the financing for the Shreveport Casino was secured and payment of a certain $5 million obligation to a third party was made. The credit was in recognition of guarantees provided by an affiliate of the joint venture partner which were necessary for the Shreveport Partnership to obtain regulatory approval for its development plans.

     For so long as it remains a joint venture partner, HCL's partner will also receive, among other things, an amount equal to 1% of "complex net revenues" of the Shreveport Casino, as defined, which approximates net revenues. Such payment is in exchange for the assignment by the partner of its interest in the Shreveport Partnership to HCL. Allocations to the joint venture partner amounted to $78,000 during 2000.

     The Shreveport Partnership has also entered into an agreement with HCL's joint venture partner to provide certain marine services for so long as it remains a joint venture partner. The Marine Services Agreement became effective on September 22, 1998 and, in addition to the reimbursement of the partner for its direct expenses incurred, the Shreveport Casino will pay a monthly fee of $30,000 effective with its opening. Fees incurred during 2000 amounted to $12,000.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Public Accountants

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 2001. Deloitte & Touche was engaged by the Audit Committee of the Board of Directors during October 1998 to serve as independent public accountants for the Company.

Principal Accounting Firm Fees

     Aggregate fees billed to the Company for the fiscal year ended December 31, 2000 by its principal accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are set forth below:

Audit and quarterly review fees                              $257,000

Financial information systems design and
   implementation fees (a)                                          -

All other fees (a)(b)                                         484,401

______________

(a) The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

(b) Includes fees for tax consulting, litigation support, required procedures with respect to financial statements included in a registration statement and other non-audit services.

(c) Representatives of Deloitte & Touche are expected to be present at the Annual Meeting to make a statement or to respond to questions. If the appointment of Deloitte & Touche is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

     The affirmative vote of a majority of the votes cast on this proposal shall result in the ratification of the appointment of Deloitte & Touche.

Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2001.

                           REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of the Company represents the Board of Directors in the oversight of the financial accounting and reporting process, system of internal controls, audit process and monitoring compliance with applicable laws and regulations. The primary responsibility for preparing the Company's consolidated financial statements and for its financial reporting processes rests with management of the Company. Deloitte & Touche, the Company's independent public accountants, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principals generally accepted in the United States of America.

     In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

2. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit Committee has received written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, "Independence Discussions with Audit Committees") and has discussed with the independent public accountants their independence.

4. Based on the review and discussions referred to in (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board approved, that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the American Stock Exchange.

     The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

                                        Audit Committee

                                        Oliver B. Revell III, Chairman
                                        James A. Colquitt
                                        Theodore H. Strauss

                                OTHER BUSINESS

     The Board of Directors is not aware of any other business that may properly be, or is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons appointed by your Proxy will vote your shares as they deem proper.


                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be included for the 2002 Annual Meeting, stockholder proposals must be received by the Company by January 11, 2002, and must otherwise comply with the requirements of Rule 14a-8.

                   COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

     The Annual Report on Form 10-K covering the Company's year ended December 31, 2000, including audited financial statements, is enclosed with this Notice of Annual Meeting. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in Part III of the Form 10-K and the Company will furnish to you, for a minimal charge, any exhibit upon written request. Written requests for exhibits should be directed to Investor Relations, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              William D. Pratt, Secretary


April 27, 2001
Dallas, Texas


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         HOLLYWOOD CASINO CORPORATION
                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                              Dallas, Texas 75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jack E. Pratt and Edward T. Pratt III as proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Hollywood Casino Corporation (the "Company") held of record by the undersigned on April 11, 2001, at the Annual Meeting of Stockholders to be held on May 31, 2001, or any postponment or adjournment.

1. PROPOSAL TO ELECT AS CLASS II DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

     FOR ALL nominees listed below                  WITHHOLD AUTHORITY
     ___ (except as marked to the contrary below)   ___to vote for all nominees
                                                    below.

                     Edward T. Pratt, Jr.              William D. Pratt

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ___________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2001.

               _______  FOR    ________  AGAINST  ___________  ABSTAIN


_______________________________________________________________________________
                        (please sign on the other side)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR THE ACTION UNDER PROPOSAL 2.

                                    Dated:____________________________, 2001

                                    ________________________________________
                                                  Signature

                                    ________________________________________
                                             Signature if Held Jointly

     Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.